Exhibit 5.1

+1 212 230 8800 (t) +1 212 230 8888 (f) wilmerhale.com

August 31, 2026

Arvinas, Inc.
5 Science Park
395 Winchester Ave.
New Haven, CT 06511

Re: Registration Statement on Form S-8 Inducement Restricted Stock Unit Award (August 2026)

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 45,696 shares (the “Shares”) of common stock, $0.001 par value per share (“Common Stock”), of Arvinas, Inc., a Delaware corporation (the “Company”), issuable pursuant to an inducement restricted stock unit agreement providing for an employee inducement grant between the Company and an employee, which was or will be entered into in connection with the commencement of such employee’s employment with the Company pursuant to Nasdaq Stock Market Rule 5635(c)(4) (the “Inducement Award Agreement”).

We have examined the Certificate of Incorporation and Bylaws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the board of directors and stockholders of the Company, the Registration Statement, the Inducement Award Agreement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

August 31, 2026

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Inducement Award Agreement, as applicable, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Inducement Award Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Wilmer Cutler Pickering Hale and Dorr LLP

WILMER CUTLER PICKERING HALE AND DORR LLP